UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2011

American Petroleum Tankers Parent LLC

(Exact name of registrant as specified in charter)

Delaware	333-171331	90-0587372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 W. Germantown Pike, Suite 400,

Plymouth Meeting, PA 19462

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (610) 940-1677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 11, 2011, American Petroleum Tankers Parent LLC (“APT Parent”) entered into a Deferred Compensation arrangement (the “Deferred Compensation Agreement”) with Robert K. Kurz, Chief Executive of APT Parent (the “CEO”), whereby the CEO will receive 0.5% of the amounts repaid to the lenders under the Revolving Notes Facility Agreement, dated as of August 7, 2006, as amended (the “Revolver”); provided that such amounts are in excess of the Hurdle Amount (as defined in the Deferred Compensation Agreement).

The CEO’s right to receive the amounts set forth in the Deferred Compensation Agreement (the “Award”) is subject to vesting. Twenty Percent (20%) of the Award vested upon the execution of the Deferred Compensation Agreement. An additional twenty percent (20%) will vest on December 31, 2011 and an additional twenty percent (20%) will vest on each anniversary thereafter. However, at any time, the Award is subject to vesting in full (to the extent not previously forfeited) upon a change of control of our parent American Petroleum Tankers Holding LLC (“APT Holding”) in which the Class A members of APT Holding realize an internal rate of return of at least fifteen percent (15%).

In connection with the Deferred Compensation Agreement, the CEO also received incentive interest awards in a newly formed LLC that is now a Class A member of APT Holding.

The foregoing description of the Deferred Compensation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Deferred Compensation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Current Report by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Deferred Compensation Agreement, dated as of October 11, 2011, between American Petroleum Tankers Parent LLC and Robert K. Kurz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Petroleum Tankers Parent LLC

Date: October 14, 2011	/s/ Robert K. Kurz
Robert K. Kurz
Chief Executive Officer